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FOR IMMEDIATE RELEASE

For Additional Information Contact:
      David B. Barbour, President and Chief Executive Officer
      Lisah Frazier, Vice President, Treasurer and Chief Financial Officer
      (606) 325-4789
      Fax (606) 324-1307


CLASSIC BANCSHARES, INC.
ANNOUNCES REGULATORY APPROVAL OF STOCK REPURCHASE PROGRAM,
NAME CHANGE OF ITS SUBSIDIARY THRIFT AND INTENT TO BUILD TWO
NEW BRANCH LOCATIONS IN 1997


     Ashland, Kentucky, -- February 25, 1997 -- Classic Bancshares, Inc., the holding company for Ashland Federal Savings Bank and First National Bank of Paintsville, announced today regulatory approval to commence a repurchase of up to 5% of its outstanding share in the open market.
These shares will be repurchased at prevailing market prices from time to time over a twelve-month period depending upon market conditions. The reacquired shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

     Additionally, Ashland Federal Savings Bank, a subsidiary of Classic Bancshares, Inc, announced today that it intends to change its name to Classic Bank, effective March 28, 1997. David B. Barbour, President and Chief Executive Officer of Ashland and Classic, stated, "The purpose of changing our name to Classic Bank is to more accurately align the name of the bank with our continuing strategy of employing traditional banking products and personal service levels, rather than the centralized approach of many of our regional and national competitors operating in our marketplace. The community's reception to our continued emphasis on providing local decision-making, flexible products and services, and particularly, our extended banking hours has been overwhelming. The change to the "Classic" bank name will be a constant reminder to our customers and employees that we remain committed to providing a live voice on every telephone call, a thank you on every transaction and the flexibility and sensitivity to customers needs afforded by local management and decision making."

     Mr. Barbour further noted "the decision to change our name to Classic Bank will also coincide with our first branching endeavors outside the city of Ashland. We plan to begin construction later this year on our Russell branch at 1000 Diederich Boulevard and our Cedar Knoll branch at U.S. 60 and Eagle Drive, across from Cedar Knoll Galleria. These full service locations will include state-of-the-art drive-thru facilities, drive-up MAC automated teller machines and our full complement of deposit and loan products. We anticipate the Russell and Cedar Knoll offices to be open by late 1997, providing community banking services to our customers, friends and neighbors in Boyd and Greenup counties." Mr. Barbour further stated that "With the completion and successful opening of our downtown Ashland drive-thru facility and extended, convenient banking hours, we are excited about offering these same amenities and hours to other areas within the marketplace." Barbour added, "The Classic Bank change will only effect our Ashland Federal subsidiary. The First National Bank of Paintsville will continue to operate as First National Bank".

     Ashland Federal Savings Bank is a subsidiary of Classic Bancshares, Inc. (NASDAQ - CLAS). Both Ashland Federal Savings Bank and Classic Bancshares, Inc. are headquartered in Ashland, Kentucky. Classic
Bancshares, Inc. other subsidiary is the First National Bank of Paintsville, Kentucky.